LAW OFFICES OF
                             DECHERT, PRICE & RHOADS

                               1500 K STREET, N.W.
                            WASHINGTON, DC 20005-1208


                            TELEPHONE: (202) 626-3300
                               FAX: (202) 626-3334




                                January 29, 1997


Capstone Fixed Income Series, Inc.
5847 San Felipe, Suite 4100
Houston, Texas  77057

Dear Sirs:

          As counsel for Capstone Government Income Fund (the "Fund"), a series of Capstone Fixed Income Series, Inc., during the fiscal year ended November 30, 1996, we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its Common Shares (the "Shares") under the Securities Act of 1933 (File No. 2-28174) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

          Based upon the foregoing, it is our opinion with respect to the Shares the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Fund for its fiscal year ended November 30, 1996, assuming such Shares were sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

          We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed by the Fund with the Securities and Exchange Commission for the Fund's fiscal year ended November 30, 1996.


                                          Very truly yours,

                                          /s/Dechert Price & Rhoads